UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                             REQUEST FOR WITHDRAWAL








Date of Bequest: April, 04 2001

                  Food and Beverage Masters (Kazakstan), Inc.,
             (Exact name of registrant as specified in its charter)

Delaware
--------
(State or other jurisdiction of             (I.R.S. Employer Identification No.)
incorporation or organization)

829 Yountte Drive, West Vancouver, British Columbia                      V7T 1T1
--------------------------------------------------------------------------------
(Address of principal executive offices)                              (Zip Code)

                                 (604) 633-2442
                                 --------------
              (Registrant's Telephone Number, Including Area Code)


Securities Act registration statement file number to which this form relates:
333-44688


ITEM 1. Withdrawal of Registration Statement.
---------------------------------------------
On August 28, 2000, Food and Beverage Masters (Kazakstan), Inc., a Delaware corporation, filed a Registration Statement on Form SB-2, File No. 333-38322, with the Securities and Exchange Commission. Due to a change in the Registrant's corporate plans, the Registrant hereby requests withdrawal of the Registration Statement on Form SB-2, File No. 333-38322. None of the shares being offered pursuant to the registration statement have been sold.


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                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned in the City of West Vancouver, British Columbia, on April 04, 2001.

                                    Food and Beverage Masters (Kazakstan), Inc.,
                                                          a Delaware corporation


                                    By:  /s/ Arne Carlson
                                        ----------------------------------------
                                             Arne Carlson
                                    Its:     President

























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